Exhibit 10.2

AMENDMENT NO. 1 TO PATENT LICENSE AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Patent License Agreement (as defined below) is made and entered into as of April 12, 2021, by and among Silo Pharma Inc., a Delaware corporation, Silo Pharma, Inc., a Florida corporation, and their Affiliates/Subsidiaries, (the “Licensor”), on the one hand and AIkido Pharma Inc., a Delaware corporation (the “Licensee”) on the other hand (collectively, the “Parties,” or each, individually, a “Party”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Patent License Agreement.

WHEREAS, the Parties entered into that certain Patent License Agreement, dated as of January 5, 2021, in the form attached hereto as Exhibit A (the “License Agreement”); and

WHEREAS, the parties now desire to amend the License Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the License Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1.                  Amendments to License Agreement. The parties hereby agree that the License Agreement is hereby amended as follows:

Section 5.1(a) of the License Agreement is hereby amended and restated in its entirety as follows:

5.1       License Fees.

(a)       On January 5, 2021, Licensee shall issue and deliver to Licensor 500 shares of the Licensee’s Series M Convertible Preferred Stock, which the Parties have agreed shall be converted into an aggregate of 625,000 restricted shares of the Licensee’s common stock, par value $0.0001 per share, effective as of January 5, 2021. The 625,000 shares of common stock issued to Licensor shall be validly issued, fully paid and non-accessible.

2.                  Miscellaneous.

a)                  Except as modified by this Amendment, all terms and conditions of the License Agreement shall remain in full force and effect and are hereby in all respects ratified and affirmed. All references in the License Agreement to the “Agreement” shall be deemed to refer to the License Agreement, as amended by this Amendment.

b)                  This Amendment shall be binding upon and inure to the benefit of all the Parties and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or shall be deemed to confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

c)                  In case any one or more of the provisions contained in this Amendment should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Amendment will then be fully enforceable. The Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

d)                  Each of the Parties hereto shall execute and deliver, at the reasonable request of the other Party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other Party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Amendment.

e)                  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. An executed facsimile or electronic .pdf counterpart of this Amendment shall be deemed to be an original for all purposes.

f)                   This Amendment shall be governed by and construed in all respects under the laws of the State of New York, without reference to its conflict of laws provisions. Any right to trial by jury for any claim, action, proceeding or litigation arising out of this Amendment or any of the matters contemplated in this Amendment is waived by the Parties. The Parties hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located in the State and County of New York, for any dispute related to this Amendment or any of the matters contemplated hereby, consent to service of process by registered or certified mail return receipt requested or by any other manner provided by applicable law, and waive any right to claim that any action, proceeding or litigation so commenced has been commenced in an inconvenient forum.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first written above.

AIKIDO PHARMA INC., a Delaware corporation

By:	/s/ Anthony Hayes
Name: Anthony Hayes
Title: Chief Executive Officer

SILO PHARMA, INC.

By:	/s/ Eric Weisblum
Name: Eric Weisblum
Title: Chief Executive Officer

EXHIBIT A

License Agreement

(See attached)

Patent License Agreement

This Patent License Agreement (this “Agreement”) is effective as of the date of the last signature on the signature page (the “Effective Date”), and is made by and between SILO PHARMA INC., a Delaware Corporation, and SILO PHARMA, INC., a Florida Corporation, and their Affiliates/Subsidiaries, as defined below, with principal executive offices located at 560 Sylvan Avenue, Suite 3160, Englewood Cliffs, New Jersey 07632 (collectively, “Licensor”), on the one hand, and AIKIDO PHARMA INC., a Delaware corporation, principal executive offices located at One Rockefeller Plaza, 11th Floor, New York, New York 10020 (“Licensee”), on the other hand (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Licensor owns all right, title, and interest in and has the right to license to Licensee the Licensed Patents, as defined herein;

WHEREAS, Licensee wishes to practice the Licensed Patents in the Field of Use in the Territory in connection with the Licensed Products and Licensed Processes, all as defined herein, and Licensor is willing to grant to Licensee a license to and under the Licensed Patents as defined herein in the Field of Use in the Territory on the terms and conditions set out in this Agreement;

WHEREAS, University of Maryland, Baltimore (“UMB”) and Licensor have entered into a Commercial Evaluation License and Option Agreement, having an Effective Date of July 15, 2020 (“UMB Agreement”, attached hereto as Exhibit 1), pursuant to which UMB granted Licensor a non-sublicensable (other than to a Qualified Subcontractor, as defined in the UMB Agreement), non-transferable license to use the UMB Patent Rights during the Term in only in the Evaluation Field, as defined in the UMB Agreement and an exclusive option to negotiate and obtain an exclusive, sublicenseable, royalty-bearing license to the UMB Patent Rights but only in the Option Field and Option Territory, as defined in the UMB Agreement, subject to the terms of the UMB Agreement (“the Option”);

WHEREAS, in the event Licensor exercises the Option and enters into a patent license agreement with UMB under the terms of the UMB Agreement (“UMB License”), Licensee wishes to practice the UMB Patents in a field within the Option Field in the Option Territory defined in the UMB Agreement, and Licensor is willing to grant to Licensee a sublicense under any such UMB License to and under the UMB Patent Rights to the full extent permitted by, and on the terms and conditions required by, the UMB Agreement and any such resulting UMB License.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” of a Person means any other Person that, as of the Effective Date and at any time during the Term, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” for purposes of this Agreement means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise/direct or indirect ownership of more than fifty percent (50%) of the voting securities of a Person, and “controlled by” and “under common control with” have correlative meanings. For the avoidance of doubt, any Person that is not an Affiliate as of the Effective Date, but later becomes an Affiliate of Licensee through any transaction or series of related transactions will be deemed to be an Affiliate of Licensee for purposes of this Agreement. Furthermore, if an Affiliate of Licensee ceases to be an Affiliate of Licensee after the Effective Date, any rights granted to such Affiliate under this Agreement shall continue to apply to such Affiliate with respect to any activity conducted by such Affiliate during the period it was an Affiliate.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, NY are authorized or required by Law to be closed for business.

“Combination Product” means a Licensed Product consisting of one or more products or technology covered by a Valid Claim packaged, bundled, or otherwise combined for sale with one or more other products or technology that is not covered by a Valid Claim. All references to Licensed Products in this Agreement will be deemed to include Combination Products.

“Confidential Information” means all non-public, confidential, or proprietary information of the Disclosing Party, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as “confidential” and any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary. The terms of this Agreement are Confidential Information, except as permitted under Section 8 of this Agreement.

Confidential Information does not include information that the Receiving Party can demonstrate by documentation: (1) was already known to the Receiving Party without restriction on use or disclosure by the Disclosing Party prior to receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (2) was or is independently developed by the Receiving Party without reference to or use of any Confidential Information; (3) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; or (4) was received by the Receiving Party from a third party who was not, at the time of receipt, under any obligation to the Disclosing Party or any other Person to maintain the confidentiality of such information.

“Field of Use” means treatment of cancer and symptoms caused by cancer, including but not limited to pain, nausea, neuroinflammation, brain and neural dysfunction, depression, seizures, confusion, dizziness, numbness/tingling, dysfunction of the senses and all other symptoms that are caused by cancer of any type. For the sake of clarity, the Field of Use does not include any potential applications of the Licensed Products and Licensed Processes other than those used in treating cancers and the symptoms caused by the cancers.

“Governmental Authority” means any federal, state, national, supranational, local, or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory authority), commission, board, or bureau thereof, or any court, tribunal, or arbitrator.

“Improvement” means any modification of or improvement or enhancement to the technology that is the subject of the Licensed Patents and in the Field of Use.

“Licensed Patents” means (a) the patent applications listed in Schedule A, all patents issuing from the patent applications listed in Schedule A, and all continuations, continuations-in-part, divisions, extensions, substitutions, reissues, re-examinations, and renewals of any of the foregoing, and (b) any patents in the Territory issuing from any applications filed after the Effective Date and that claim domestic benefit or foreign priority from any of the patents or patent applications identified in subsection (a) or from which any of the patents or patent applications identified in subsection (a) claim domestic benefit or foreign priority.

“Licensed Products” means all products, including but not limited to Combination Products, in whole or in part, the manufacture, use, offer for sale, sale, exportation or importation of which would, but for this Agreement, infringe directly, indirectly by inducement of infringement, or indirectly by contributory infringement, a Valid Claim.

“Licensed Processes” means all method or process that, in whole or in part: (a) the practice of which falls within the scope of a Valid Claim; or (b) which uses a Licensed Product.

“Net Sales” means the consideration received or expected from, or the fair market value attributable to, each Sale, less Qualifying Costs that are directly attributable to a Sale, specifically identified on an invoice or other documentation and actually borne by Licensee or its Affiliates or Sublicensees. For purposes of determining Net Sales, the words “fair market value" means the cash consideration that Licensee or its Affiliates or Sublicensees would realize from an unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the time and place of the transaction. The term “Sale” means any bona fide transaction for which consideration is received by Licensee or its Affiliate or Sublicensee for the sale, use, lease, transfer or other disposition of a Licensed Product or Licensed Processes to a third party. A Sale is deemed completed at the time that Licensee or its Affiliate or Sublicensee invoices, ships or receives payment for a Licensed Product or Licensed Processes, whichever occurs first. The term “Qualifying Costs” means: (a) customary discounts in the trade for quantity purchased or for wholesalers and distributors; (b) credits or refunds for claims or returns that do not exceed the original invoice amount; (c) prepaid outbound transportation expenses and transportation insurance premiums; and (d) sales and use taxes and other fees imposed by and indefeasibly paid to a governmental agency.

“Patent Challenge” means a legal or administrative challenge to the validity, patentability, scope, or enforceability of any of the Licensed Patents or otherwise opposing any of the Licensed Patents.

“Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Reporting Period” shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

“Representatives” means a Party’s and its Affiliates’ employees, officers, directors, consultants, and legal advisors.

“Sublicensee” means any person or entity that has been granted a sublicense of the rights granted to Licensee under Section 2.1 of this Agreement. For clarity, a sublicense shall include, without limitation: (i) any right granted, license given or agreement entered into by Licensee to or with another person or entity, under or with respect to or permitting any use of the Licensed Patents or otherwise granting rights to such person or entity pursuant to this Agreement; (ii) any option or other right granted by Licensee to any other person or entity to negotiate for or receive any of the rights described under clause (i); or (iii) any standstill or similar obligation undertaken by Licensee toward another person or entity not to grant any of the rights described in clause (i) or (ii) to any third party, in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity that is controlled by such Person, and “control” has the meaning given to it in the definition of “Affiliate.”

“Territory” means all countries worldwide.

“UMB Patent Rights ” means any future UMB Patent Rights to which Licensor obtains license rights from UMB after exercising the Option granted by UMB to Licensor, including the patent applications listed in Schedule A of the UMB Agreement and Schedule B of this Agreement, as defined in the UMB Agreement, together with: any divisional, continuation, and continuation-in-part (but only to the extent a continuation-in-part contains one or more claims directed to any of the foregoing); any patent issuing from any of the foregoing; any reissue or reexamination from any of the foregoing, or any other claim arising from a post-grant proceeding of any of the foregoing; all patent applications and patents claiming priority to or issuing from any of the foregoing; and all foreign counterparts or equivalents of any of the foregoing as set forth in the UMB Agreement.

“Valid Claim” means (a) a claim of an unexpired issued or granted Licensed Patent, as long as the claim has not been caused to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken; or (b) a pending claim of a pending patent application within the Licensed Patents that (i) has been filed and prosecuted in good faith, (ii) has not been abandoned or finally rejected in a decision that is unappealable or unappealed within the time allowed for appeal and (iii) has not been pending for more than five (5) years after the date of first substantive examination of such patent application, as evidenced by the receipt of an office action on the merits from the United States Patent and Trademark Office (or an equivalent examination report from a foreign patent office); provided, however, that in the event that such claim subsequently issues in an issued patent, then such claim shall be a Valid Claim hereunder, and Licensee shall pay to Licensor any amounts that would otherwise have been due under such Valid Claim. The invalidity or unenforceability of a particular claim in one or more countries shall not invalidate or render unenforceable such a claim in the remaining countries of the Territory.

2. Grant.

2.1 Scope of Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee for the Term (as defined herein) an exclusive, sublicensable, royalty-bearing, license to make, have made, use, provide, import, export, lease, distribute, sell, offer for sale, develop and advertise Licensed Products in the Field of Use in the Territory and to develop and perform Licensed Processes in the Field of Use in the Territory.

2.2 Sublicenses. Subject to the terms and consistent with the obligations of this Agreement, as long as Licensee remains the exclusive licensee of the Licensed Patents in the Field of Use in the Territory, Licensee shall have the right to grant sublicenses of its rights under Section 2.1 subject to written consent of Licensor not to be unreasonably withheld, conditioned or delayed. Licensee shall not extend this right to its Sublicensees. Licensee shall incorporate terms and conditions into its sublicense agreements sufficient to enable Licensee to comply with this Agreement. Licensee shall also include provisions in all sublicenses to provide that in the event that Sublicensee brings a Patent Challenge against Licensor or assists another party in bringing a Patent Challenge against Licensor (except as required under a court order or subpoena) then Licensee shall terminate the sublicense. For the avoidance of doubt, the right for Licensee to grant a sublicense is intended to include the right to further sublicense provided that Licensee shall remain responsible for and shall ensure that each Sublicensee (including any further permitted Sublicensee) complies with the terms and conditions of this Agreement. Licensee or its Sublicensee shall promptly inform Licensor in writing of all such further sublicenses and furnish Licensor with a copy of each executed sublicense and any amendments thereto. For the avoidance of doubt, in the event that any rights granted to Licensee under this Agreement become nonexclusive, the exclusivity of any such sublicense shall expire. For clarity, if Licensee sublicenses the Licensed Patents to an Affiliate, such Affiliate shall be deemed a Sublicensee for purposes of this Agreement.

2.3 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any technology, patent, or other rights of Licensor or any other entity other than the Licensed Patents in the Field of Use in the Territory, regardless of whether such technology or patent rights shall be dominant or subordinate to any Licensed Patents in the Field of Use in the Territory.

3. Improvements.

3.1 Notice of Improvements. If Licensor files a patent application anywhere in the Territory within the twelve (12) months following the Effective Date for any Improvement as defined herein in the Field of Use (“Improvement Patent Application”), Licensor shall provide written notice to Licensee within thirty (30) days after the filing date of the patent application, with a copy of the patent application for Licensee to evaluate the Improvement.

3.2 Option to License Improvements. Licensor hereby grants Licensee an option to acquire an exclusive, worldwide, sublicensable, royalty-bearing license, at commercially reasonable royalty rates to be negotiated in good faith, to any Improvement Patent Application for a period of ninety (90) days after Licensee’s receipt of Licensor’s notice of the filing of the Improvement Patent Application (“Option Period”). If Licensee notifies Licensor in writing of its exercise of the option to license an Improvement Patent Application, then the parties will have ninety (90) days after such notice, or any period extended by mutual agreement in writing (“Negotiation Period”) to negotiate in good faith a license agreement. .

3.3 Grant-Backs. All right, title, and interest in any Improvement conceived, made, or reduced to practice by Licensee during the Term of this Agreement (“Licensee Improvement”), and all of Licensee’s patents and patent applications claiming any such Licensee Improvements, will:

(a) as between the Parties, remain the sole and exclusive property of Licensee; and

(b) be subject to an option granted to Licensor to acquire an exclusive, worldwide, sublicensable, royalty-bearing license, at commercially reasonable royalty rates to be negotiated in good faith for a period of ninety (90) days after the filing of such licensee’s patents and patent applications. If Licensor notifies Licensee in writing of its exercise of the option to license such patents and patent applications claiming Licensee’s Improvement, then the parties will have ninety (90) days after such notice, or any period extended by mutual agreement in writing to negotiate in good faith a license agreement.

4. Contingent Sublicense Grant Under Any UMB License.

4.1 If Licensor exercises its Option under the UMB Agreement and obtains a license to any UMB Patents under its UMB Agreement (“UMB License”):

(a) Licensee agrees to negotiate with Licensor to obtain UMB approval to obtain a sublicense to UMB Patent Rights under any such UMB License that Licensor obtains.

(b) Licensor shall notify Licensee within ten (10) Business Days of the execution of such UMB License.

(c) Within forty (40) days after the execution of such UMB License, for consideration to be agreed upon and paid from Licensee, which consideration shall in no event exceed 110% of any fee payable by Licensor to UMB for the right to sublicense the UMB Patent Rights, Licensor shall grant Licensee a nonexclusive sublicense in the Option Territory to the UMB Patent Rights in the field of neuroinflammatory diseases occurring in any patient diagnosed with cancer subject to the terms of any UMB License Licensor obtains, including any royalty obligations on sub licensees required under any such sublicense.

(d) The terms of the sublicense under this Section 4 shall satisfy all requirements of UMB License with respect to the grant of sublicenses. The term of the sublicense under this Section 4 shall be consistent with the term of patent and technology licenses that UMB normally grants.

5. Financial Considerations.

5.1 License Fees. In consideration of the license/sublicense grants by Licensor to Licensee under this Agreement, Licensee shall pay or otherwise provide to Licensor on the Effective Date the license fees, as follows:

(a) Licensee shall issue and deliver to Licensor 500 shares of the Licensee’s Series M Convertible Preferred Stock (“Preferred Stock”) having the rights, preferences and privileges set forth in the Certificate of Designation, in the form of Exhibit 3 attached hereto (“Certificate of Designation”).

(b) A one-time nonrefundable cash payment of five-hundred thousand US Dollars ($500,000.00).

5.2 Running Royalties. Subject to the terms and conditions of this Agreement, Licensee shall pay to Licensor a Running Royalty equal to two percent (2%) of Net Sales in the Field of Use in the Territory. Running royalties shall by payable for each Reporting Period and shall be due to Licensor within sixty (60) days of the end of each Reporting Period.

6. Patent Prosecution and Maintenance.

6.1 For each patent application and patent included within the Licensed Patents, so long as Licensee remains current on its payment obligations, as required under this Article 5, Licensor shall:

(a) prepare, file, prosecute, and maintain such Licensed Patent at its sole cost and expense using reasonable care and skill and using counsel reasonably acceptable to Licensee;

(b) keep Licensee reasonably informed of the filing and progress of all material aspects of the prosecution of such patent application and the issuance of patents from any such patent application;

(c) provide Licensee with a copy of such patent application, amendments thereto, and other related correspondence to and from patent offices, and, to the extent reasonably practicable, provide Licensee a reasonable opportunity to offer its comments thereon before making a submission to a patent office and Licensor shall consider in good faith Licensee’s comments;

(d) consult with Licensee concerning any decisions that could affect the scope or enforcement of any issued claims or the potential abandonment of such patent application or patent; and

(e) notify Licensee in writing of any changes in the scope or status of such patent or patent application.

6.2 Abandonment. If Licensor plans to fail to timely file a nonprovisional application claiming priority to a Licensed Patent that is a provisional application or abandon any patent application or patent included within the Licensed Patents in any country of the Territory, Licensor shall notify Licensee in writing at least sixty (60) days in advance of the due date of any payment or other action that is required to prosecute and maintain such Licensed Patent. Following such notice, Licensee will have the right, in its sole discretion, to assume control and direction of the prosecution and maintenance of such Licensed Patent at its sole cost and expense in such country, and Licensor shall, at Licensee’s request, assign to Licensee such patent application or patent.

7. Enforcement of Licensed Patents.

7.1 Notice of Infringement or Third-Party Claims. If either Party becomes aware of any suspected infringement of any Licensed Patent by a third party in the Field of Use in the Territory, or (b) any claim that any Licensed Patent is invalid or unenforceable, such Party shall promptly notify the other Party and provide it with all details of such infringement or claim, as applicable, that are known by such Party.

7.2 Right to Bring Action or Defend. Licensor shall have the first right, but not the obligation, to bring an infringement action to enforce any Licensed Patent, defend any declaratory judgment action concerning any Licensed Patent, and take any other lawful action reasonably necessary to protect, enforce, or defend any Licensed Patent, and control the conduct thereof. Notwithstanding the foregoing, if Licensor does not bring action with respect to any commercially significant third-party infringement within sixty (60) days of a request by Licensee, or earlier notifies Licensee in writing of its intent not to do so, then Licensee shall have the right, but not the obligation, to bring such an action and to control the conduct thereof.

7.3 Cooperation, Recovery, and Settlement. In the event a Party undertakes the enforcement or defense of any Licensed Patent in accordance with Section 7.2:

(a) the other Party shall provide all reasonable cooperation and assistance, at the enforcing Party’s expense, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and being joined as a party to such action as necessary to establish standing/solely if a court of competent jurisdiction determines Licensee is an indispensable party;

(b) any recovery, damages, or settlement derived from such suit, action, or other proceeding will be applied first in satisfaction of any costs and expenses, including attorneys’ fees, of the enforcing Party, with any remaining amounts shared fifty percent (50%) Licensor and fifty percent (50%) Licensee; and

(c) No Party shall settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, without the prior written consent of the other Party.

8. Confidentiality.

8.1 Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Party (the “Disclosing Party”). As a condition to being furnished with Confidential Information, the Receiving Party shall:

(a) not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

(b) maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 8.2 and 8.3, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i) have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Confidential Information, under this Agreement;

(ii) have been apprised of this restriction; and

(iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set out in this Section 8, provided further that the Receiving Party will be responsible for ensuring its Representatives’ compliance with, and will be liable for any breach by its Representatives of, this Section 8.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own Confidential Information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

8.2 Legal Compulsion. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a) provide prompt written notice to the Disclosing Party so the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 8; and

(b) disclose only the portion of Confidential Information it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under this Section 8, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

8.3 Exceptions. Notwithstanding the provisions of this Section 8, a Party may:

(a) Disclose information covered by this Section 8 if otherwise required by any Governmental Authority, or any applicable securities laws or stock exchange requirements, provided that the Parties will use their commercially reasonable efforts to limit the disclosure of the contents of this agreement (including but not limited to any exhibits to this Agreement) to the extent legally permissible, as determined in each Party’s reasonable discretion;

(b) disclosure of the non-financial terms of this Agreement to any potential sublicensees of the Licensed Patents under written nondisclosure agreements;

(c) Issue a press release, subject to the prior written approval of the other Party, regarding the existence of this Agreement.

9. Representations and Warranties.

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b) it has, and throughout the Term will retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and

(d) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

9.2 Licensor’s Representations and Warranties. Licensor represents and warrants that:

(a) The patents and patent applications identified on Schedule A are accurately described and are all the patents and patent applications currently owned by Licensor or its Affiliates that are necessary or useful for Licensor to make, use, offer to sell, sell, and import the Licensed Products in the Field of Use in the Territory;

(b) it and its Affiliates are the sole and exclusive owners of the entire right, title, and interest in and to the Licensed Patents in the Field of Use in the Territory, as evidenced by the assignment agreements attached hereto as Exhibit 2;

(c) it has, and throughout the Term will retain, the right to grant the license granted to Licensee hereunder, and it has not granted, and is not under any obligation to grant, to any third party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Licensed Patents in the Field of Use in the Territory that conflicts with the rights and licenses granted to Licensee hereunder;

(d) Licensor has complied and/or will comply in all material respects with all applicable Laws in connection with the prosecution of the Licensed Patents, including any disclosure requirements of the United States Patent and Trademark Office and any foreign patent office, and has timely paid and/or will pay all filing and renewal fees payable with respect thereto;

(e) Licensor will comply with all terms of the UMB Agreement to preserve its rights in the Option;

(f) Licensor intends to and will make its best commercial efforts to exercise its option and take a UMB License under the UMB Agreement during the Term of the UMB Agreement in compliance with the terms of the UMB Agreement.

(g) Licensor understands that the Preferred Stock and the shares of common stock of the Licensor underlying the Preferred Stock (“Conversion Shares”) are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities law and is acquiring the Preferred Stock and Conversion Shares as principal for its own account and not with a view to or for distributing or reselling such Preferred Stock and Conversion Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Preferred Stock and Conversion Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Preferred Stock and Conversion Shares in violation of the Securities Act or any applicable state securities law. Licensor is acquiring the Preferred Stock and Conversion Shares hereunder in the ordinary course of its business.

(h) At the time Licensor was offered the Preferred Stock, it was, and as of the date hereof it is, and on each date on which it converts any shares of Preferred Stock, it will be an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(i) Licensor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Preferred Stock and Conversion Shares, and has so evaluated the merits and risks of such investment. Licensor is able to bear the economic risk of an investment in the Preferred Stock and Conversion Shares and, at the present time, is able to afford a complete loss of such investment.

(j) Licensor is not, to Licensor’s knowledge, purchasing the Preferred Stock and Conversion Shares as a result of any advertisement, article, notice or other communication regarding the Preferred Stock and Conversion Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of Licensor, any other general solicitation or general advertisement.

(k) Licensor acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Preferred Stock and Conversion Shares and the merits and risks of investing in the Preferred Stock and Conversion Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(l) The Preferred Stock and Conversion Shares received upon conversion of the Preferred Stock may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Preferred Stock or Conversion Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Preferred Stock or Conversion Shares under the Securities Act.

9.3 Licensee’s Representations and Warranties. Licensee represents and warrants that:

(a) The Licensee has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Certificate of Designation and to otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement and the Certificate of Designation and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Licensee and no further action is required by the Licensee, the Licensee’s Board of Directors or the Licensee’s stockholders in connection herewith or therewith. This Agreement and the Certificate of Designation has been (or upon delivery will have been) duly executed by the Licensee and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Licensee enforceable against the Licensee in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) The Preferred Stock is duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Licensee other than restrictions on transfer provided for in this Agreement. The Conversion Share, when issued in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Licensee other than restrictions on transfer provided for in this Agreement. The Licensee has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of all of the Conversion Shares.

10. Exclusion of Consequential and Other Direct Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, LICENSEE WILL NOT BE LIABLE TO LICENSOR OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE AND THE PARTY AGAINST WHOM LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED REMEDY OF ITS ESSENTIAL PURPOSE.

11. Indemnification.

11.1 Indemnification by Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and its Affiliates, and each of Licensee’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, an “Indemnitee”) against all Losses arising out of or resulting from any third-party claim, suit, action, or proceeding (each an “Action”) related to, arising out of, or resulting from Licensor’s breach of any representation, warranty, covenant, or obligation under this Agreement, except in each case to the extent any Actions are caused by an Indemnitee’s gross negligence or willful misconduct.

11.2 Indemnification by Licensee. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, and each of Licensor’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, an “Indemnitee”) against all Losses arising out of or resulting from any third-party claim, suit, action, or proceeding (each an “Action”) related to, arising out of, or resulting from Licensee’s breach of any representation, warranty, covenant, or obligation under this Agreement, except in each case to the extent any Actions are caused by an Indemnitee’s gross negligence or willful misconduct.

11.3 Indemnification Procedure. An Indemnitee shall promptly notify the Licensor in writing of any Action and cooperate with Licensor at Licensor’s sole cost and expense. Licensor shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to Indemnitee to handle and defend the same, at Licensor’s sole cost and expense. Licensor shall not settle any Action in a manner that adversely affects the rights of any Indemnitee without the Indemnitee’s prior written consent. The Indemnitee’s failure to perform any obligations under this Section 11.3 shall not relieve Licensor of its obligation under this Section 11.3 except to the extent Licensor can demonstrate that it has been materially prejudiced because of the failure. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

12. Term and Termination.

12.1 Term. This Agreement is effective as of the Effective Date and, unless terminated earlier in accordance with Section 12.2, will continue in full force and remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the Licensed Patent, unless earlier terminated in accordance with the provisions of this Agreement (the “Term”).

12.2 Termination.

(a) Licensee may terminate this Agreement at any time without cause, and without incurring any additional penalty, (i) by providing at least thirty (30) days’ prior written notice to Licensor, such notice to state the date at least thirty (30) days in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to Licensor through such termination effective date.

(b) Either Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches this Agreement and fails to cure such breach within sixty (60) days after receiving written notice thereof.

(c) Nonpayment. In the event Licensee fails to pay any amounts due and payable to Licensor hereunder, and fails to make such payments within thirty (30) days after receiving written notice of such failure, Licensor may terminate this Agreement upon thirty (30) day written notice to Licensee.

12.3 Termination as a consequence of Patent Challenge.

(a) By Licensee. If Licensee or any of its Affiliates brings a Patent Challenge against Licensor, or assists others in bringing a Patent Challenge against Licensor (except as required under a court order or subpoena), then Licensor may immediately terminate this Agreement.

(b) By Sublicensee. If a Sublicensee brings a Patent Challenge or assists another party in bringing a Patent Challenge (except as required under a court order or subpoena), then Licensor may send a written demand to Licensee to terminate such sublicense. If Licensee fails to so terminate such sublicense within thirty (30) days after Licensor’s demand, Licensor may immediately terminate this Agreement.

12.4 Effect of Termination. On any expiration or termination of the entirety of this Agreement, Licensor shall (a) return to Licensee all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Licensee’s Confidential Information; (b) permanently erase Licensee’s Confidential Information from its computer systems; and (c) certify in writing to Licensee that it has complied with the requirements of this Section 12.4.

12.5 Survival. The rights and obligations of the Parties set forth in this Section 12.5 and Section 1 (Definitions), Section 8 (Confidentiality), Section 8.3(b) (Representations and Warranties), Section 11 (Indemnification), Section 12.4 (Effect of Termination), and Section 13 (Miscellaneous), and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

13. Miscellaneous.

13.1 Bankruptcy. All rights and licenses granted by Licensor under this Agreement are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 365(n)). Licensee has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar laws with respect to the Agreement, and the subject matter hereof. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor or its estate shall become subject to any bankruptcy or similar proceeding:

(a) subject to Licensee’s rights of election under Section 365(n), all rights, licenses, and privileges granted to Licensee under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by Licensor’s rejection of this Agreement; and

(b) Licensee shall be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments of intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to Licensee or its designee, unless Licensor elects to and does in fact continue to perform all of its obligations under this Agreement.

13.2 Further Assurances. Each Party shall, and shall cause their respective Affiliates to, upon the request, and at the sole cost and expense, of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

13.3 Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither Party has authority to contract for or bind the other Party in any manner whatsoever.

13.4 Notices. All notices, requests, consents, claims, demands, waivers, and other communications [(other than routine communications having no legal effect)] must be in writing and sent to the respective Party at the addresses indicated below (or such other address for a Party as may be specified in a notice given in accordance with this Section):

If to Licensor:	SILO PHARMA, INC. 560 Sylvan Ave, Suite 3160 Englewood Cliffs NJ 07632 E-mail: eric@silopharma.com Attention: Eric Weisblum, CEO
If to Licensee:	AIKIDO PHARMA INC. One Rockefeller Plaza, 11th Floor New York, New York 10020 E-mail: bogando@aikidopharma.com; ahayes@aikidopharma.com; ddotson@aikidopharma.com Attention:Anthony Hayes, CEO

Notices sent in accordance with this Section 13.4 will be deemed effective: (a) when received or delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the tenth (10th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

13.5 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein to: (a) Sections and Schedules refer to the Sections of and Schedules contained in or attached to this Agreement; (b) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (c) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

13.6 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13.7 Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its Schedules; and (b) second, the Schedules to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

13.8 Assignment. Licensee may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensor’s consent. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

13.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under, or by reason of this Agreement.

13.10 Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

13.11 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.12 Governing Law; Submission to Jurisdiction.

(a) This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of New York, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

(b) Any legal suit, action, or proceeding arising out of or related to this Agreement or the licenses granted hereunder, or the validity or enforceability or scope of any Licensed Patent claim, or whether a Licensed Product infringes a Valid Claim must be instituted exclusively in the federal courts of the United States or the courts of the State of New York, in each case located in the city of New York and County of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party’s address set forth herein will be effective service of process for any suit, action, or other proceeding brought in any such court.

13.13 Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

13.14 Equitable Relief. Each Party acknowledges that a breach by the other Party of may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation, and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

13.15 Attorneys’ Fees. In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either Party hereto against the other Party arising out of or related to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing Party.

13.16 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail, or other means of electronic transmission (to which a signed PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SILO PHARMA, INC.

By:	/s/ Eric Weisblum.
Name:	Eric Weisblum
Title:	CEO

AIKIDO PHARMA, INC.

By:	/s/ Anthony Hayes
Name:	Anthony Hayes
Title:	CEO